UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NEW YORK CITY REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	46-4380248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 1 amends the Registration Statement on Form 8-A originally filed by New York City REIT, Inc. (the “Company”) with the Securities and Exchange Commission on August 18, 2020. This Amendment No. 1 is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On August 12, 2021, the Company amended its Amended and Restated Rights Agreement, dated as of August 17, 2020, with Computershare Trust Company, N.A., as rights agent (the “Amendment”), solely to extend the expiration date of the Rights from August 16, 2021 to August 16, 2022, unless earlier exercised, exchanged, amended, redeemed, or terminated.

The Rights are in all respects subject to and governed by the provisions of the Amended and Restated Rights Agreement, as amended from time to time, and the terms of the Company's Series A Preferred Stock contained in the Company’s Articles Supplementary classifying and designating Series A Preferred Stock, as filed with the SEC on August 18, 2020. The Amended and Restated Rights Agreement and the Articles Supplementary are attached hereto as Exhibits 4.1 and 3.1, respectively. The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description

3.1(1)	Articles Supplementary Classifying and Designating Series A Preferred Stock.
4.1(1)	Amended and Restated Rights Agreement, dated August 17, 2020, between New York City REIT, Inc. and Computershare Trust Company, N.A., as Rights Agent.
4.2(2)	Amendment No. 1, dated August 12, 2021 to Amended and Restated Rights Agreement, dated August 17, 2020, between American Finance Trust, Inc. and Computershare Trust Company, N.A., as Rights Agent.

(1)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2020.

(2)	Incorporated by reference to an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 12, 2021.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 12th day of August, 2021.

New york city reit, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer and President